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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Standard Management Corporation
Indianapolis, Indiana

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 14, 2006, relating to the consolidated financial statements as of and for the years ended December 31, 2005 and 2004 and the 2005 and 2004 information included in the schedule of Standard Management Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the Caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Chicago, Illinois

May 17, 2006